Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-252589, 333-260246, 333-262239 and 333-284478) and Form S-8 (Registration Nos. 333-254583, 333-257042, 333-263929, 333-270908 and 333-280382) of Vincerx Pharma, Inc. of our report dated March 27, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 27, 2025